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EMERSON REPORTS SECOND QUARTER 2014 RESULTS

•	Net sales of $5.8 billion decreased 2 percent, with underlying sales up 2 percent, and orders up 9 percent

•	Gross profit margin expansion of 140 basis points to 41.2 percent

•	Earnings per share of $0.77, including $0.03 loss from Artesyn equity investment, unchanged from the prior year.

•	Strong cash generation offset divestiture impact

ST. LOUIS, May 6, 2014 – Emerson (NYSE: EMR) today announced that sales for the second quarter ended March 31, 2014 declined 2 percent, with the Artesyn divestiture deducting 5 percent and acquisitions adding 1 percent. Underlying sales increased 2 percent, as orders timing, disruptive winter weather and weak first quarter GDP growth in the U.S., and slower implementation of large projects in the global process industry hampered growth. By geography, the U.S. grew 3 percent, Asia increased 4 percent, including China up 9 percent, and Europe was up 1 percent, while Middle East/Africa declined 9 percent following robust growth in the prior year. More positively, orders growth of 9 percent reflected stronger market conditions, particularly toward the end of the quarter, driving March up over 15 percent, as orders benefited from large, multi-year industrial projects, recovering demand for capital goods, and improvement in the U.S., Europe, and Asia.
Gross profit margin improved 140 basis points from the prior year to 41.2 percent, reflecting portfolio changes and cost containment. Offsetting the margin gains, pretax earnings comparisons were unfavorably affected by $35 million from currency volatility and $34 million from losses in the Artesyn Technologies equity investment (formerly the embedded computing and power business), primarily due to significant restructuring costs. As a result, earnings per share equaled the prior year at $0.77.
Operating cash flow of $575 million was unchanged from the prior year, as strong cash generation offset the Artesyn divestiture impact. Strategic growth and productivity investments increased capital expenditures versus the prior year, resulting in lower free cash flow. Substantial cash returns to shareholders continued in the quarter, with $1.2 billion allocated to dividends and share repurchase year to date, and an equal amount invested in acquisitions. Expectations for full year operating cash flow of $3.4 billion remain unchanged, reflecting solid execution after last year's record performance.

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"The second quarter results reflect several unanticipated external factors, including unusual weather and weaker business investment in the U.S., and a more cautious approach by customers on large global project execution," said Chairman and Chief Executive Officer David N. Farr. "Looking through these issues, operational performance was strong, with improving profitability and solid cash flow. As we had been expecting, order trends accelerated significantly late in the quarter, with momentum expected to continue as global economies strengthen. Demand improvement along with continued technology and capacity investments are expected to drive stronger growth in the second half and next year."

Business Segment Highlights
Process Management net sales grew 4 percent and underlying sales increased 1 percent, as acquisitions added 4 percent and currency translation deducted 1 percent. Global oil and gas, power, and chemical markets continued to support growth, although customers stretched out execution of large projects, slowing down the pace of spending and reflecting a more cautious sentiment. At the same time, customers proceeded with plans for future investment, as orders increased 12 percent in the quarter, driving up backlog and providing momentum for growth into next year. By geography, underlying sales in the U.S. grew 8 percent, Europe was up 4 percent, and Asia declined 1 percent, as softness and difficult comparisons in India and Australia offset continued strength in China. Segment margin of 18.2 percent declined, in large part due to $31 million (150 basis points) in unfavorable currency impact compared to the prior year. As order trends suggest, high levels of investment continue in process automation markets, led by strengthening demand in North America, supporting a solid growth outlook.
Industrial Automation sales increased 2 percent as demand improved for capital goods, particularly in emerging markets, which were up 6 percent. The U.S. and Europe were flat, as sales across mature markets were unchanged from the prior year, while Asia grew 6 percent, with robust growth in China. Modest growth in the fluid automation, motors and drives, electrical distribution, and hermetic motors businesses offset modest declines in the mechanical power transmission and power generating alternators businesses. Segment margin decreased slightly to 15.2 percent. Order trends accelerated significantly in February and March across the segment, led by double-digit growth in the power generating alternators business, supporting the expectation for sales growth improvement in the second half of the year.
Network Power net sales decreased 21 percent and underlying sales grew 1 percent, as the Artesyn divestiture deducted 21 percent and currency translation deducted 1 percent. Underlying sales in the U.S. grew 1 percent, Europe decreased 3 percent, and Asia increased 4 percent. The global telecommunications infrastructure business experienced solid growth, led by North America and Europe. Demand was mixed in data center markets, as growth in Asia and North America was more than offset by weakness in Europe and Latin America. Segment margin expanded 70 basis points to 8.2 percent,

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reflecting portfolio changes and continued strategic investment programs. Expectations remain unchanged for modest growth in 2014, as robust orders growth in large, multi-year projects strengthened backlog and provides momentum into next year.
Climate Technologies net sales increased 5 percent, led by strength in global refrigeration markets, with transportation particularly robust. Underlying sales grew nearly 6 percent, as currency translation deducted less than 1 percent, with the U.S. up 2 percent, Asia up 11 percent, and Europe up 3 percent. The U.S. air conditioning business increased moderately, with mid-single-digit growth in residential markets and low-single-digit growth in the commercial business. Strong demand in China drove growth in Asia, led by the refrigeration, solutions, and temperature sensors businesses. Market conditions continued to improve in Europe. Segment margin improved 20 basis points to 17.9 percent. Refrigeration markets are expected to remain strong, along with improving market conditions in the U.S.
Commercial & Residential Solutions sales grew 1 percent, as harsh winter weather contributed to 1 percent decline in the U.S., which was more than offset by 8 percent growth in international markets. Strong growth in the professional tools, wet/dry vacuums, and food waste disposers businesses offset declines in the storage businesses. Segment margin of 21.4 percent improved slightly from the prior year quarter. After a slow to start to the year, U.S. residential and commercial construction markets are expected to improve, supporting stronger growth in the second half.

2014 Outlook
Robust orders growth in the quarter reflects continued improvement in the global macroeconomic environment, although uncertainty persists in some markets, especially the U.S. after anemic GDP growth in the first calendar quarter. Based on current market conditions, the outlook for 2014 is unchanged, with underlying sales growth of 3 to 5 percent and net sales of (1) to 1 percent, reflecting completed acquisitions, divestitures, and currency translation. Margin improvement expectations remain unchanged, excluding the Artesyn equity investment loss, and the earnings per share outlook is reaffirmed at $3.68 to 3.80 on a reported basis.
"The slower than expected sales growth in the second quarter increases pressure on the second half of the year, but the strong orders inflection suggests momentum is building," Farr said. "Continued short-cycle orders strength and conversion of elevated backlog will be key for meeting expectations in 2014. Current demand trends indicate the pace of growth should accelerate into next year."

Upcoming Investor Events
Today at 2 p.m. ET, Emerson management will discuss the second quarter results during a conference call. Access to a live webcast of the discussion will be available at www.emerson.com/financial at the time of the call. A replay of the conference call will remain available for approximately three months.

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On Wednesday, May 21, 2014, Emerson President and Chief Operating Officer Edward L. Monser will present at the Electrical Products Group Conference in Longboat Key, Florida, at 7:30 a.m. ET. The presentation will be posted on Emerson's website at www.emerson.com/financial at the time of the event and remain available for approximately three months.
On Thursday, May 29, 2014, Emerson Chairman and Chief Executive David N. Farr will present at the Sanford C. Bernstein Strategic Decisions Conference in New York City, at 10:00 a.m. ET.

Forward-Looking and Cautionary Statements
Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.

(tables attached)

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			Table 1
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended March 31,		Percent
	2013	2014	Change

Net sales	$5,960	$5,812	(2)%
Costs and expenses:
Cost of sales	3,587	3,417
SG&A expenses	1,426	1,394
Other deductions, net	59	137
Interest expense, net	57	47
Earnings before income taxes	831	817	(2)%
Income taxes	253	263
Net earnings	578	554	(4)%
Less: Noncontrolling interests in earnings of subsidiaries	17	7
Net earnings common shareholders	$561	$547	(2)%

Diluted avg. shares outstanding	725.3	705.2

Diluted earnings per common share	$0.77	$0.77	—%

	Quarter Ended March 31,
	2013	2014
Other deductions, net
Amortization of intangibles	$54	$58
Rationalization of operations	16	21
Artesyn equity loss	—	34
Other	(11)	24
Total	$59	$137

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			Table 2
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Six Months Ended March 31,		Percent
	2013	2014	Change

Net sales	$11,513	$11,418	(1)%
Costs and expenses:
Cost of sales	6,933	6,787
SG&A expenses	2,820	2,838
Other deductions, net	145	232
Interest expense, net	111	101
Earnings before income taxes	1,504	1,460	(3)%
Income taxes	460	429
Net earnings	1,044	1,031	(1)%
Less: Noncontrolling interests in earnings of subsidiaries	29	22
Net earnings common shareholders	$1,015	$1,009	(1)%

Diluted avg. shares outstanding	726.1	706.7

Diluted earnings per common share	$1.39	$1.42	2%

	Six Months Ended March 31,
	2013	2014
Other deductions, net
Amortization of intangibles	$113	$115
Rationalization of operations	32	34
Artesyn equity loss	—	34
Other	—	49
Total	$145	$232

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		Table 3
EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended March 31,
	2013	2014
Assets
Cash and equivalents	$2,615	$2,724
Receivables, net	4,559	4,563
Inventories	2,327	2,233
Other current assets	688	683
Total current assets	10,189	10,203
Property, plant & equipment, net	3,481	3,692
Goodwill	8,007	7,875
Other intangible assets	1,734	1,810
Other	313	766
Total assets	$23,724	$24,346

Liabilities and equity
Short-term borrowings and current
maturities of long-term debt	$1,485	$2,661
Accounts payables	2,460	2,522
Accrued expenses	2,651	2,583
Income taxes	48	66
Total current liabilities	6,644	7,832
Long-term debt	4,059	3,836
Other liabilities	2,347	2,153
Total equity	10,674	10,525
Total liabilities and equity	$23,724	$24,346

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		Table 4
EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(DOLLARS IN MILLIONS, UNAUDITED)

	Six Months Ended March 31,
	2013	2014
Operating activities
Net earnings	$1,044	$1,031
Depreciation and amortization	411	419
Changes in operating working capital	(337)	(273)
Other, net	95	89
Net cash provided by operating activities	1,213	1,266

Investing activities
Capital expenditures	(297)	(397)
Purchase of businesses, net of cash and equivalents acquired	—	(576)
Divestiture of business	3	268
Other, net	(48)	(55)
Net cash used by investing activities	(342)	(760)

Financing activities
Net increase in short-term borrowings	21	1,090
Proceeds from long-term debt	499	1
Principal payments on long-term debt	(270)	(322)
Dividends paid	(593)	(606)
Purchases of treasury stock	(271)	(596)
Purchase of noncontrolling interest	—	(574)
Other, net	14	(37)
Net cash used by financing activities	(600)	(1,044)

Effect of exchange rate changes on cash and equivalents	(23)	(13)

Increase (decrease) in cash and equivalents	248	(551)

Beginning cash and equivalents	2,367	3,275

Ending cash and equivalents	$2,615	$2,724

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		Table 5
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended March 31,
	2013	2014
Sales
Process Management	$2,020	$2,108
Industrial Automation	1,213	1,232
Network Power	1,481	1,171
Climate Technologies	988	1,041
Commercial & Residential Solutions	457	460
	6,159	6,012
Eliminations	(199)	(200)
Net sales	$5,960	$5,812

Earnings
Process Management	$403	$383
Industrial Automation	186	187
Network Power	111	96
Climate Technologies	175	186
Commercial & Residential Solutions	98	99
	973	951
Differences in accounting methods	54	60
Corporate and other	(139)	(147)
Interest expense, net	(57)	(47)
Earnings before income taxes	$831	$817

Rationalization of operations
Process Management	$4	$5
Industrial Automation	5	3
Network Power	5	6
Climate Technologies	1	7
Commercial & Residential Solutions	1	—
Total	$16	$21

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		Table 6
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Six Months Ended March 31,
	2013	2014
Sales
Process Management	$3,916	$4,149
Industrial Automation	2,350	2,381
Network Power	2,940	2,474
Climate Technologies	1,740	1,827
Commercial & Residential Solutions	910	926
	11,856	11,757
Eliminations	(343)	(339)
Net sales	$11,513	$11,418

Earnings
Process Management	$736	$756
Industrial Automation	350	349
Network Power	216	179
Climate Technologies	276	293
Commercial & Residential Solutions	195	199
	1,773	1,776
Differences in accounting methods	104	117
Corporate and other	(262)	(332)
Interest expense, net	(111)	(101)
Earnings before income taxes	$1,504	$1,460

Rationalization of operations
Process Management	$7	$8
Industrial Automation	10	5
Network Power	9	10
Climate Technologies	2	10
Commercial & Residential Solutions	4	1
Total	$32	$34

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Reconciliations of Non-GAAP Financial Measures & Other			Table 7
The following reconciles non-GAAP measures (denoted by *) with the most directly comparable GAAP measure (dollars in millions, except per share amounts):

Sales growth		2014E
Underlying*		3-5%
Acq./Div./FX		(4)%
Net		(1)-1%

Profit margin	2013	2014E	Change
EBIT excl. impairment/equity loss*	16.0%	~16.5%	~50 bps
Goodwill impairment	(2.2)%	— %	220 bps
Artesyn equity loss	—%	(0.3)%	(30) bps
EBIT*	13.8%	~16.2%	~240 bps
Interest expense, net	(0.8)%	~(0.8)%	— bps
Pretax	13.0%	~15.4%	~240 bps

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